Exhibit 99.1

FOR IMMEDIATE RELEASE

	COMPANY	Timothy C. Delmore
May 12, 2006	CONTACT:	Chief Financial Officer
218/681-9868

	CONTACT:	Shawn Brumbaugh
Padilla Speer Beardsley Inc.
612/455-1754

ARCTIC CAT REPORTS FISCAL 2006 RESULTS

Company continued to gain ATV market share;

Announced largest introduction of new snowmobile models in its history;

For fiscal 2007, company expects 7thconsecutive year of record sales

THIEF RIVER FALLS, Minn., May 12 – Arctic Cat Inc. (Nasdaq: ACAT) today reported net sales of $153.3 million for the fiscal fourth-quarter ended March 31, 2006, compared with net sales of $157.0 million in the same period last year. The fourth-quarter net loss was $592,000, or $0.03 per diluted share, versus net earnings of $2.7 million, or $0.13 per diluted share, in the prior-year fourth quarter.

Arctic Cat posted its sixth consecutive year of record sales, with full-year net sales totaling $732.8 million versus $689.1 million last fiscal year. Net earnings totaled $23.7 million, or $1.20 per diluted share, compared with $28.3 million, or $1.36 per diluted share, for fiscal 2005.

“Our performance in fiscal 2006 was mixed, despite the fact that we posted another year of record sales,” said Christopher A. Twomey, chairman and chief executive officer of Arctic Cat. “While our ATV sales grew, our fourth quarter results were negatively affected by poor snowfall in the East and Midwest that reduced sales of snowmobiles and snow-related parts, garments and accessories, coupled with increased sales incentive programs on snowmobiles and ATVs.”

During fiscal 2006, Arctic Cat repurchased 727,000 shares of its common stock. The company has approximately $10.5 million remaining on its current share repurchase authorization. At the end of the 2006 fourth quarter, Arctic Cat reported $69.9 million in cash and no long-term debt.

Business Line Results

All-terrain vehicle (ATV) sales grew to $126.8 million in the 2006 fourth quarter versus $117.1 million in the same period last year. For fiscal 2006, the company’s ATV sales rose to $394.9 million compared with $341.0 million last year.

During the quarter, Arctic Cat announced a strategic partnership with the Piaggio Group to expand Arctic Cat’s international distribution capabilities and open new growth channels for ATVs. Initially, Arctic Cat and Piaggio will cooperate on product distribution, with Arctic Cat selling its ATV products through selected Piaggio dealers in Europe, and with Piaggio selling its motorcycles and motor scooters through selected Arctic Cat North American dealers.

In another move designed to increase operational efficiency and manufacturing flexibility, Arctic Cat remains on track to open an ATV engine manufacturing facility in St. Cloud, Minnesota. Construction on the plant is under way, with continued production of Arctic Cat’s 650 H1 ATV engine slated to begin there in the fall of 2006.

Commented Twomey: “We remain excited about our ATV business for several reasons, chief among them is the fact that we continue to gain market share, as we have every year since we entered the ATV business. Strong sales of our Prowler UTV contributed to our growth in fiscal 2006. Further, we expect to improve Arctic Cat’s efficiency and profitability, once we begin producing more of our own ATV engines and leveraging that investment. We also anticipate that the Piaggio partnership will enhance our penetration of the European market over the long-term.”

Snowmobile sales in the 2006 fourth quarter were $140,000 versus $10.9 million in the prior-year quarter. Arctic Cat’s 2006 fiscal year snowmobile sales totaled $238.1 million compared with $252.5 million in the prior year.

In March, Arctic Cat unveiled its 2007 model year snowmobile line-up, which is the most extensive new model introduction in the company’s history. The product line includes:

•      completely new designs across most snowmobile model segments;

•      a revolutionary new chassis that provides industry leading ride and comfort;

•      the snowmobile industry’s most advanced 4-stroke snowmobile engine and the first engine specifically designed for use in a snowmobile, rather than adapted from another use; as well as

•      two totally new emissions-reduced, large displacement 2-stroke snowmobile engines, which will be used in most model segments.

“This may be the largest new model introduction in the power sports industry for any one year, as 75 percent to 80 percent of our 2007 model snowmobiles are new,” said Twomey. “As a result, based on orders already received from our dealers, we expect snowmobile revenues to be higher in fiscal 2007 than they were in fiscal 2006.”

Sales of parts, garments and accessories in the 2006 fourth quarter were $26.4 million versus $29.0 million in the year-ago period. For the full fiscal year, sales of parts, garments and accessories totaled $99.8 million up from $95.7 million last year.

Outlook

For its fiscal year ending March 31, 2007, Arctic Cat anticipates shifting production of its significant new snowmobile models and related revenue and earnings into the second and third fiscal quarters. As a result of this production shift and its affect on snowmobile shipments, Arctic Cat anticipates fiscal 2007 first-quarter net sales for the period ending June 30, 2006, will be in the range of $85 million to $95 million compared with $107.9 million in the prior-year period. The net loss for the first quarter is estimated to be $0.27 to $0.31 per diluted share, including approximately $0.02 per diluted share for the non-cash expensing of stock options, in accordance with the company’s adoption on April 1, 2006, of the Statement of Financial Accounting Standards SFAS No. 123(R), which requires the expensing of all stock based compensation. Net earnings were $0.02 per diluted share in the prior-year quarter.

For the fiscal year ending March 31, 2007, Arctic Cat anticipates reporting its seventh consecutive year of record sales. Net sales are estimated to grow 3 percent to 6 percent and be in the range of $754 million to $776 million. Full-year diluted earnings per share are anticipated to be in the range of $1.13 to $1.19, including approximately $0.07 to $0.08 per diluted share for the impact of adopting SFAS 123(R).

Conference Call

Arctic Cat will host a conference call today to discuss the fourth-quarter and full-year results at 10:30 a.m. CT (11:30 a.m. ET). To listen to the live Webcast or replay of this call via the Internet, go to the corporate portion of the company’s Web site at www.arcticcat.com, and click on the conference call icon. A telephone replay also will be available from approximately 12:30 p.m. CT today until 6 p.m. CT on Friday, May 19. To access the telephone replay, dial 800-405-2236 and enter conference call ID 11060502.

About Arctic Cat

Arctic Cat Inc. designs, engineers and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq National Market under the ticker symbol “ACAT.”  More information about Arctic Cat and its products is available on the Internet at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2006	2005	2006	2005
Net Sales	$153,299	$157,023	$732,794	$689,145
Cost of Goods Sold	130,223	130,660	596,284	553,365
Gross Profit	23,076	26,363	136,510	135,780
Selling, General and Administrative Expenses	25,263	23,143	103,775	95,745
Operating Profit (Loss)	(2,187)	3,220	32,735	40,035
Other Income
Interest Income	582	430	1,451	1,213
Earnings (Loss) Before Income Taxes	(1,605)	3,650	34,186	41,248
Income Taxes (Benefit)	(1,013)	918	10,440	12,949
Net Earnings (Loss)	$(592)	$2,732	$23,746	$28,299
Net Earnings (Loss) Per Share
Basic	$(0.03)	$0.14	$1.21	$1.38
Diluted	$(0.03)	$0.13	$1.20	$1.36

Weighted Average Shares
Outstanding:
Basic	19,405	20,118	19,642	20,516
Diluted	19,405	20,394	19,828	20,794

	March 31,
Selected Balance Sheet Data:	2006	2005
Cash and Short-term Investments	$69,893	$88,394
Accounts Receivable, net	42,295	46,472
Inventories	92,289	67,989
Total Assets	311,236	291,733
Current Liabilities	110,402	92,792
Long-term Debt	0	0
Shareholders’ Equity	189,365	185,510

	Three Months Ended			Year Ended
	March 31,			March 31,
Business Line Data:	2006	2005	Change	2006	2005	Change
All-terrain Vehicles	$126,798	$117,104	8%	$394,873	$340,974	16%
Snowmobiles	140	10,946	-99%	238,113	252,514	-6%
Parts, Garments & Accessories	26,361	28,973	-9%	99,808	95,657	4%
Total Sales	$153,299	$157,023	-2%	$732,794	$689,145	6%

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